Exhibit 10.1

January 6, 2025

Brent Stringham

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Brent:

We want to thank you for your dedicated service to Lantronix, Inc (“Lantronix” or “Company”) since 2012 and to confirm the terms of your promotion as set forth in this letter. Your position and title with the Company will be Chief Financial Officer effective January 6, 2025, subject to the terms and conditions of the certain letter agreement, dated as of September 13, 2024, by and between you and the Company (the “Letter Agreement”), as amended herein.

In the Letter Agreement, the section titled “BASE SALARY” is hereby amended to read as follows:

“While you are employed with the Company as Chief Financial Officer, the Company shall pay you a bi-weekly base salary in the amount of $11,923.08 ($310,000.00 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.”

In the Letter Agreement, the section titled “BONUS” is hereby amended to read as follows:

“While you are employed with the Company as Chief Financial Officer, you will be eligible to participate in Lantronix’s Annual Bonus Program (“Program”) at a target amount that will be equal to 50% of your base salary. Your bonus percentage is not guaranteed and may be adjusted upward or downward by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion. Your participation will commence with the Fiscal 2025 plan period, which began July 1, 2024 and ends June 30, 2025. For the purpose of calculating the bonus for the Fiscal 2025 plan period, the “Base Salary” used shall be the actual base salary received by you during the applicable bonus period calculated as follows: (i) a target amount equal to 40% of the Base Salary received from July 1, 2024 through December 31, 2024, and (ii) a target amount equal to 50% of your Base Salary received from January 1, 2025 through June 30, 2025. Your participation and payment of a bonus and the amount is subject to the terms of the Program and the performance targets established thereunder by the Compensation Committee, as such Programs and targets may be amended from time to time and are generally established every year by the Compensation Committee. Lantronix reserves the right to change or discontinue the Program at any time, and any right to a bonus is subject to your continued employment with the Company through the date that such bonus is actually paid to you.”

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ACCEPTANCE

To indicate your agreement with the above, please sign the below and return a scanned copy via email to Human Resources at HR@lantronix.com.

Very truly yours,

LANTRONIX, INC.

/s/ Dennis Gallagher

Dennis Gallagher

Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND ACCPETED BY:

Employee Signature:	/s/ Brent Stringham

Employee Name:	Brent Stringham	Date:	January 8, 2025

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